Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post Effective Amendment No. 3 to the Registration Statement on Form S-11 of our report dated March 25, 2009 relating to the financial statements and financial statement schedule of Corporate Property Associates 17 – Global Incorporated and our report dated March 25, 2009 relating to the financial statements of BPLAST LANDLORD (DE) LLC, which appear in Corporate Property Associates 17 – Global Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts.”
/s/ PricewaterhouseCoopers LLP
New York, NY
April 1, 2009